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Exhibit 21.1

Subsidiaries of
Alphabet Holding Company, Inc. (Delaware)

NBTY, Inc. (Delaware)
Balance Bar Company (Delaware)
Holland & Barrett BV (Netherlands)
Holland & Barrett Retail Limited (United Kingdom)
NBTY Acquisition, LLC (Delaware) d/b/a
        Leiner Health Products
Holland & Barrett International Limited (United Kingdom)
Puritan's Pride, Inc. (New York)
Rexall Sundown, Inc. (Florida)
Solgar, Inc. (Delaware) d/b/a Solgar Vitamin and Herb
NBTY International Limited (United Kingdom)
United States Nutrition, Inc. (Delaware), d/b/a US Nutrition
Vita Health Products Inc. (Canada)
Vitamin World, Inc. (Delaware)

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  Exhibit 21.1
Subsidiaries of Alphabet Holding Company, Inc. (Delaware)